THE ST. JAMES COLLECTION, LLC













                                LETTER OF INTENT

                                       FOR

                                 SHARE EXCHANGE






          Michael Brovsky, Samson Investment Company, Authorized Agent
             4505 Las Virgenes Road, Suite 210, Calabasas, CA 91302
                      Tel: 818.880.5285 Fax: 818.880.4140
                  E-mail: mbrovsky@samsoninvestmentcompany.com


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December 15, 2005

The St. James Company
Attention: Wayne Gronquist, Esq., Director
1104 Nueces Street
Austin, Texas 78701

Mr. Gronquist

Subject: Letter of Intent to exchange member shares of Saint James Collection, LLC, a Delaware Limited Liability Corporation, with common shares of The Saint James Company, a publicly traded company domiciled in North Carolina, as outlined herein.

This letter is to serve as a preliminary Letter of Intent ("Letter) between St. James Collection, LLC and The St. James Company (NC) "STJC", ("Parties") stating the preliminary intentions of the parties with respect to negotiating a definite contract for the exchange of shares described in item 4 below.

This Letter of intent is not intended to constitute a binding agreement, but rather to serve as the basis for negotiating and drafting a definitive exchange agreement ("Agreement") between the parties containing the terms and conditions stated in this Letter as well as other terms and condition to be determined. Neither party will rely on this Letter as binding on the other; any such reliance would be imprudent and unreasonable. Neither party will be bound unless and until the Agreement has been executed and delivered by both parties.

The performance by either party before execution of the Agreement of any of the obligations that may be included in the Agreement between the parties when negotiations are completed will not be considered evidence of intent by either party to be bound by this Letter.

Promptly following the execution of this Letter, Party I and Party II shall proceed to negotiate and prepare the Agreement which incorporates the terms hereafter set forth and such other terms and conditions as may be agreed upon.


1. Party I. St. James Collection, LLC (a Delaware Corporation, referred to herein as "Party I").

2. Party II. (The) St. James Company a (NC) public Company "STJC" (referred to herein as "Party II").

3. Shares/Transaction. It is acknowledged that Party II will issue five million (5,000,000) shares of the common stock of Party II from treasury to Party I at $.01/share in exchange for all Member Shares of Party I. Party II has approximately 6,997,000 shares in the float and 2,000,000 Shares to be issued under an ESOP program. Subsequent to completion of this transaction, the issued and outstanding shares, not including the ESOP program, will be 11,997,057. The assets of Party I have an appraised value of $7.9M and will be booked at $50,000 by Party II, at a deemed share price of $.01 per share. It is the intent of Party II to operate Party I as a subsidiary.



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     Authorizations.  The Board of  Directors of each party shall hold a meeting prior to closing wherein they will ratify and approve the share exchange transaction described above, ratifying and approving the transfers.

         Contingencies of Exchange.
         -------------------------

     A. Due Diligence. Party I shall have Thirty (30) days from the date that this Letter of Intent is signed, to perform any and all due diligence (the "Due Diligence Period") it deems appropriate and necessary. Party II will provide Party I with all Due Diligence Materials requested within the first two business days of the Due Diligence Period or sooner. Party II will grant Party I a one-day extension of the Due Diligence Period for each day of delay beyond the first five-day period in furnishing the Party I with the requested Due Diligence Materials, as defined in the Agreement.

     Due diligence materials to be delivered to Party I by Party II include, but are not limited to, (a) The Company's most recent SEC filings (ii) year end financial statements and un-audited year-to-date financial statements if any; and

               (b) Articles of Incorporation and all corporate books and records of the Company; and

               (c)  A complete shareholder's list;

               (d)  List of all creditors, if any, both past and current; and

               (e) Form of transfer documents for the transfer of the Shares from Party II to Party I; and

               (f) All documents, including tax returns, financial statements, bank statements and the like, which are deemed necessary or advisable by the Party I to complete reasonable due diligence and reasonably necessary to verify Party II's representations and warranties contained herein.

     B. Closing. The Closing shall occur within Five (5) days of the expiration of the Due Diligence Period or sooner as agreed by the parties.


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4.   Warranties and  Representations.  The Parties shall provide each other with standard representations and warranties customary for stock acquisitions including, but not limited to the following: (a) St. James Company has been and will be a listed public company on the electronic quotation system known as the Pink Sheets; (b) an updated Shareholder list has been provided per Exhibit "A; (c) All SEC filings, tax returns and other pertinent financial information have been or will be current when the contemplated exchange transaction occurs; (d) No litigation affecting the Shares or company is pending or currently threatened; (e) Legal opinion of Shares status and that Party II has the unrestricted power and authority to exchange its Shares with Party I.

5. Costs and Prorations. Party I shall be responsible for its legal fees and costs of any and all inspections or reports it obtains. Party II shall be responsible for its legal fees, commissions, broker, consultant or finder's fee or any other fees and expenses not specifically mentioned herein.

6. Agreement. Party I will provide Party II with a first draft of the Agreement no later than five (5) business days from the signing of this Letter with the expectation of the parties that the negotiations for the Agreement will be completed and the document ready for signature no later than five (5) days from the signing of this Letter. Failure of either party to execute said Agreement shall deem this Letter null and void, and shall not obligate either party.

7. Governing Law - The exchange contemplated in this Letter shall be governed by the laws of the State of North Carolina.

8.   Taxes - None due - no verification

If the foregoing accurately summarizes our understanding, please sign and return a copy of this Letter for our files via facsimile to Samson Investment Company, Authorized Agent Michael Brovsky at (818) 880-4140 .

Sincerely,

Michael Brovsky

Michael Brovsky
Samson Investment Company
Authorized Agent
St. James Collection, LLC

Signature Page Follows




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Agreed and Accepted:


The St. James Company


By:               __________________________________

Name:             Wayne Gronquist

Title:            Director and Authorized Signatory